SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             Information Statement Pursuant to Rule 13d-1 AND 13d-2

                               (AMENDMENT NO. 1)*


                              Projectavision, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   743391104
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (CONTINUED ON FOLLOWING PAGE(S))

(SC13G-07/98)

CUSIP No. 743391104                    13G                     Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO.

     Harbor View Fund, Inc.
     11-3370427
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,750,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED AS
               _________________________________________________________________
OF AUGUST 31,  7.   SOLE DISPOSITIVE POWER

1998 BY EACH        1,750,000
               _________________________________________________________________
 REPORTING     8.   SHARED DISPOSITIVE POWER

PERSON WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,750,000

(Not to be construed as an admission of beneficial ownership)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Corporation

________________________________________________________________________________

CUSIP No. 743391104                   13G                      Page 3 of 5 Pages


Item 1(a).  Name of Issuer:

            Projectavision, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2 Penn Plaza
            New York, NY

Item 2(a).  Name of Person Filing:

            Harbor View Fund, Inc.
            11-3370427

Item 2(b).  Address of Principal Business Office:

            488 Madison Avenue, 8th Floor
            New York, NY 10022

Item 2(c).  Citizenship:

            New York

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            743391104

Item 3.     Type of Reporting Person:

            Not Applicable

Item 4.     Ownership as of August 31, 1998:


            (a)  Amount Beneficially Owned:

                 1,750,000 shares of common stock beneficially owned

CUSIP No. 743391104                   13G                      Page 4 of 5 Pages


          (b)  Percent of class:      3.6%


          (c) For information on voting and dispositive power with respect to the above listed shares, see items 5-8 of cover page.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: (X)

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

                                 Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company:

                                 Not Applicable

Item 8.  Identification and Classification of Members of the Group:

                                 Not Applicable

Item 9.  Notice of Dissolution of Group:

                                 Not Applicable

Item 10.  Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 743391104                   13G                      Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 31, 1998              Harbor View Fund, Inc.


                                   By: /s/ Evan H. Berger
                                       -----------------------------
                                       Evan H. Berger
                                       Vice President